Exhibit 99.1

Loxo Oncology Announces Second Quarter 2015 Financial Results and Provides Program Updates

STAMFORD, Conn., August 5, 2015 — Loxo Oncology, Inc. (Nasdaq:LOXO), a biopharmaceutical company focused on the discovery, development, and commercialization of targeted cancer therapies, today reported financial results for the second quarter 2015 ended June 30, 2015 and provided an update on its pipeline.

“Over the last several months, Loxo has delivered important advances against our pipeline priorities,” said Josh Bilenker, M.D., chief executive officer of Loxo Oncology.  “Last week, we achieved an important milestone with the peer-reviewed publication of the first clinical response to LOXO-101, our tropomyosin receptor kinase (TRK) inhibitor.  This important early result validates the potential of Loxo’s drug development approach — that selective, purpose-built medicines in genetically well-defined populations can show dramatic and early evidence that justifies continued and rapid drug development. Today we are excited to announce plans for a Phase 2 trial for this program, which accelerate development timelines ahead of previous plans. In addition, we have made significant progress with our preclinical pipeline, allowing us to prioritize our Rearranged during Transfection (RET) and our isoform-sparing Fibroblast Growth Factor Receptor (FGFR) programs, positioning them as our likely next IND filings.”

Program Updates

Loxo provided the following updates on its development programs:

LOXO-101: the only potent, oral, selective inhibitor of the TRK family of proteins

Clinical Validation for LOXO-101 Published in Cancer Discovery

•                  The research brief published on July 27, 2015 in Cancer Discovery provides early clinical validation of LOXO-101 against TRK fusion cancer.

•                  The publication, authored in collaboration with Foundation Medicine, Inc. and the Doebele Research Lab at the University of Colorado, includes the case study of the first TRK fusion patient treated in the Phase 1 trial of LOXO-101.  A woman with advanced soft tissue sarcoma widely metastatic to the lungs enrolled on study and experienced substantial tumor regression, with imaging studies after one month demonstrating a partial response (PR) as defined by standard RECIST 1.1 criteria. The patient’s shortness of breath rapidly resolved and she was able to discontinue her supplemental oxygen and resume activities of daily living.  As discussed in the publication, with four months of treatment, additional CT scans demonstrated almost complete tumor disappearance of the largest tumors.  After four months of dosing, the patient did not have any adverse events that were attributed to LOXO-101.

•                  The publication also describes novel assays for assessing LOXO-101’s impact on TRK signaling, patient-derived TRK fusion models in vitro and in vivo which illustrate LOXO-101’s TRK inhibition, and the first-ever description of the molecular epidemiology of TRK fusions in soft tissue sarcoma.

LOXO-101 Phase 2 Trial to Open in the Second Half of 2015

•                  Based on evidence from the Phase 1 trial, including drug exposures that exceeded expectations, Loxo plans to initiate a Phase 2 trial in the second half of this year, earlier than previously anticipated. The trial will be a multicenter, international Phase 2 open label study in adult cancer patients whose tumors harbor TRK fusions. Loxo will provide additional details on the timing, size, and design of the Phase 2 trial after the first clinical site is open.

•                  Loxo believes that a wide variety of tumor types harbor TRK fusions, and plans to work creatively with clinical partners to identify patients with these genetic alterations. Loxo will provide additional details on these plans after the first clinical site of the Phase 2 trial is open.

LOXO-101 Phase 1 Update

•                  In the ongoing Phase 1 study, LOXO-101 continues to consistently achieve systemic drug exposures anticipated to inhibit TRK signaling by over 90%.

•                  Loxo anticipates presenting additional data from the Phase 1 study at a leading medical meeting likely by the first half of 2016.

•                  An update on the future direction of the ongoing Phase 1 trial will be provided in conjunction with the start of the Phase 2 trial.

Pre-clinical Programs

Prioritization of RET and FGFR Programs

•                  Loxo’s collaboration with Array BioPharma continues to generate compelling and differentiated chemical matter.  Loxo has used its multi-target, prioritize-by-success collaboration structure to focus on RET and FGFR.

•                  Activating fusions and mutations in RET have been identified across a range of cancer histologies. Loxo is designing a highly specific RET inhibitor that optimizes on-target potency for RET fusions, activating mutations, and anticipated resistance mutations.

•                  Activating fusions and mutations in FGFR3 and FGFR2 have also been identified across a range of cancer histologies.  However, most small molecule FGFR inhibitors are functionally equipotent against isoforms FGFR1, FGFR2 and FGFR3, and are associated with metabolic and systemic toxicities that limit dose, duration of therapy and target engagement.  Loxo is designing an FGFR1-sparing inhibitor that has the potential to avoid many of the side effects that have been endemic to the FGFR class.

•                  Consistent with prior guidance, Loxo has submitted preclinical data abstracts for presentation at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics meeting in November 2015 in Boston, MA. These data will provide evidence of some of the clinically-differentiating features of these programs. Loxo will provide IND guidance for one of these programs by the end of 2015.

•                  Loxo has elected not to file an IND in the first half of 2016 on either of the two unnamed preclinical programs discussed in previous announcements.  These programs have identified lead candidates, but still require additional target validation to merit clinical investigation, in the opinion of the Loxo scientific advisory board and management.

Second Quarter 2015 Financial Results

As of June 30, 2015 Loxo had aggregate cash, cash equivalents and investments of $101.8 million, compared to $112.9 million as of December 31, 2014.

The Company continues to expect cash burn of $30-$33 million in 2015, and based on the current operating plan, the Company believes existing capital resources will be sufficient to fund anticipated operations into 2017.

Research and development expenses were $5.7 million for the second quarter 2015 compared to $2.7 million for the second quarter 2014.  The increase was primarily due to expanded clinical development activities for LOXO-101 and additional full-time equivalents and other support dedicated to discovery, preclinical, and manufacturing activities at Array BioPharma.  The Company also recognized R&D-related stock-based compensation expense of $0.9 million during the second quarter of 2015 compared to $0.3 million for the second quarter of 2014.

Research and development expenses were $9.5 million for the six months ended June 30, 2015 compared to $4.8 million for the six months ended June 30, 2014.  The increase was primarily due to expanded clinical development activities for LOXO-101 and additional full-time equivalents and other support dedicated to discovery, preclinical, and manufacturing activities at Array BioPharma.  The Company also recognized R&D-related stock-based compensation expense of $1.4 million during the six months ended June 30, 2015 compared to $0.3 million for the six months ended June 30, 2014.

General and administrative expenses were $2.4 million for the second quarter 2015 compared to $1.2 million for the second quarter 2014.  The increase was primarily due to additional full-time equivalents, increased compensation costs and increased costs associated with operating as a public company.  The Company also recognized G&A-related stock-based compensation expense of $0.8 million during the second quarter of 2015 compared to $0.2 million for the second quarter of 2014.

General and administrative expenses were $4.8 million for the six months ended June 30, 2015 compared to $2.0 million for the six months ended June 30, 2014.  The increase was primarily due to additional full-time equivalents, increased compensation costs and increased costs associated with operating as a public company.  The Company also recognized G&A-related stock-based compensation expense of $1.3 million during the six months ended June 30, 2015 compared to $0.2 million for the six months ended June 30, 2014.

Net loss attributable to common shareholders was $8.1 million and $14.2 million for the three and six months ended June 30, 2015, respectively, compared to $3.9 million and $6.8 million for the three and six months ended June 30, 2014, respectively.

Conference Call Information

Loxo Oncology will host a conference call and live webcast with slides today at 8:00 a.m. ET to discuss the second quarter 2015 financial results and program updates. To participate in the conference call, please dial (877) 930-8065 (domestic) or (253) 336-8041 (international) and refer to conference ID 89982101. A live webcast of the presentation will be available at http://ir.loxooncology.com/. A replay of the webcast will be available shortly after the conclusion of the call and archived on the Company’s website for 30 days following the call.

About LOXO-101

LOXO-101 is a potent, oral, selective inhibitor of tropomyosin receptor kinase (TRK) signaling molecules. The TRK family (TRKA, TRKB, and TRKC) has been implicated in diverse tumor types such as lung cancer, head and neck cancer, melanoma, colorectal cancer, sarcoma, and breast cancer. LOXO-101 was built specifically to inhibit TRK and is currently the only selective TRK inhibitor in clinical development. LOXO-101 is currently being evaluated in a Phase 1 dose escalation trial for patients with advanced solid tumors.

About Loxo Oncology

Loxo Oncology is committed to the discovery, development, and commercialization of targeted cancer therapies with best-in-class potential.  Our diverse pipeline reflects the convergence of proven therapeutic technologies with emerging insights into the underlying susceptibilities of cancer and drug resistance.  We leverage the expertise of our partners in academia and industry and our management team’s deep clinical-regulatory experience to deploy focused clinical development strategies in well-defined patient populations. Our goal is to create important new cancer therapies as efficiently as possible to substantially benefit patients. www.loxooncology.com

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our future financial performance, business plans and objectives, partnerships, timing and success of our clinical trials, our ability to obtain regulatory approval, the potential therapeutic benefits and economic value of our lead product candidate or pipeline candidates, potential growth opportunities, financing plans, competitive position, industry environment and potential market opportunities. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Financials

LOXO ONCOLOGY, INC.

Condensed Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,635	$43,930
Short-term investments	65,165	62,362
Prepaid expenses with related party	972	663
Other prepaid expenses and current assets	410	821
Total current assets	103,182	107,776
Long-term investments	—	6,648
Property and equipment, net	78	12
Security deposit	23	23
Total assets	$103,283	$114,459
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$415	$239
Accrued expenses and other current liabilities	1,403	1,548
Total liabilities	1,818	1,787
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 125,000,000 shares authorized; 16,687,436 shares issued and outstanding at June 30, 2015; 16,644,219 shares issued and 16,634,063 shares outstanding at December 31, 2014	2	2
Additional paid-in capital	146,660	143,660
Accumulated deficit	(45,200)	(30,962)
Accumulated other comprehensive income (loss)	3	(28)
Total stockholders’ equity	101,465	112,672
Total liabilities and stockholders’ equity	$103,283	$114,459

LOXO ONCOLOGY, INC.

Condensed Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Operating expenses:
Research and development with related party	$2,919	$1,717	$4,837	$2,992
Research and development	2,793	1,020	4,708	1,789
General and administrative	2,387	1,168	4,779	2,026
Total operating expenses and loss from operations	(8,099)	(3,905)	(14,324)	(6,807)
Interest income, net	43	—	86	—
Net loss	(8,056)	(3,905)	(14,238)	(6,807)
Accretion of redeemable convertible preferred stock	—	(17)	—	(28)
Net loss attributable to common stockholders	$(8,056)	$(3,922)	$(14,238)	$(6,835)

Share information:
Net loss per share of common stock, basic and diluted	$(0.49)	$(14.46)	$(0.86)	$(28.69)
Weighted average shares outstanding, basic and diluted	16,540,764	271,317	16,507,700	238,246

###

Contacts

Loxo Oncology, Inc.

Company:

Jacob S. Van Naarden

Vice President, Corporate Development and Strategy

jake@loxooncology.com

Investors:

Peter Rahmer

The Trout Group, LLC

646-378-2973

prahmer@troutgroup.com

Media:

Dan Budwick

Pure Communications, Inc.

973-271-6085

dan@purecommunicationsinc.com